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                                                   ----------------------------
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                                                   hours per form . . . . 14.90
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No.1)*

                             Kofax Image Products
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  0005002001
         -------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_] Rule 13d-1(b)

      [_] Rule 13d-1(c)

      [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 2 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Aspen Venture Partners, L.P.
      04-3266983

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Jersey, Channel Islands limited partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------


                               Page 2 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 3 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Aspen Venture Associates, L.P.
      04-3128426

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware limited partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------


                              Page 3 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 4 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES)

      Michael J.F. DuCros

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


                              Page 4 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 5 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Alexander P. Cilento

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


                               Page 5 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 6 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      E. David Crockett

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


                               Page 6 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 7 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Allan R. Ferguson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


                               Page 7 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 8 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Michael A. Henos

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


                              Page 8 of 15 pages

-----------------------                                  ---------------------
  CUSIP No. 0005002001                13G                  Page 9 of 15 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      Nicholas A. Papantonis

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0- shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          648,096 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0- shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          648,096 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      648,096 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)   [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      12.21%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


                               Page 9 of 15 pages

Item 1 (a).  Name of Issuer:
-----------  ---------------
             Kofax Image Products, Inc.

Item 1 (b).  Address of Issuer's Principal Executive Offices:
-----------  ------------------------------------------------

             3 Jenner Street, Irvine, CA 92618

Item 2 (a).  Name of Person Filing:
-----------  ----------------------

             Aspen Venture Partners, L.P. ("Aspen"), Aspen Venture Associates, L.P. ("AVA"), Alexander P. Cilento ("Cilento"), E. David Crockett ("Crockett"), Michael J.F. DuCros ("DuCros"), Allan R. Ferguson ("Ferguson"), Michael A. Henos ("Henos") and Nicholas A. Papantonis ("Papantonis"). Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis are the general partners of AVA, the sole general partner of Aspen.

 .

Item 2 (b).  Address of Principal Business Office or, if none, Residence:
-----------  ------------------------------------------------------------

             The address of the principal business office of each of Aspen, AVA, Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis is 20 William Street, Suite G90, Wellesley, MA 02481.



Item 2 (c).  Citizenship:
-----------  ------------

             Aspen is a limited partnership organized under the laws of Jersey, Channel Islands. AVA is a limited partnership organized under the laws of the State of Delaware. Messrs. Cilento, DuCros, Ferguson, Henos and Papantonis and Dr. Crockett are United States citizens.



Item 2 (d).  Title of Class of Securities:
-----------  -----------------------------

             Common Stock, $.001 par value

Item 2 (e).  CUSIP Number
-----------  ------------

             0005002001

Item 3.      If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
-------      ------------------------------------------------------------------
             check whether the person filing is a:
             -------------------------------------

             NOT APPLICABLE



ITEM 4.      OWNERSHIP:
-------      ----------

             (a) Amount Beneficially Owned:

                 Aspen owns beneficially and of record 648,096 shares of Common Stock of Kofax Image Products, Inc. as of December 31, 1998. AVA, the general partner of Aspen, may be deemed to own beneficially the 648,096 shares of Common Stock held by Aspen as of December 31, 1998. Cilento, Crockett, DuCros, Ferguson, Henos, and Papantonis are general partners of AVA (the "General Partners"), and each therefore may be deemed to own beneficially the 648,096 shares held by Aspen as of December 31, 1998. With the exception of Aspen, all of the reporting persons disclaim beneficial ownership of the

                              Page 10 of 15 pages
                    above mentioned 648,096 shares of Common Stock of Kofax Image Products, Inc.


               (b)  Percent of Class:

                    Each of Aspen, AVA and the General Partners owns beneficially 12.21% of the Common Stock of Kofax Image Products, Inc. The foregoing percentage is calculated based on the 5,306,890 shares of Common Stock reported to be outstanding on October 30, 1998 in the Kofax Image Products, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.



               (c) Number of Shares as to which such person has:

                   (i)    sole power to vote or direct the vote: Aspen: 0; AVA:
                          0; Cilento: 0; Crockett: 0; DuCros: 0; Ferguson: 0;
                          Henos: 0; and Papantonis: 0.

                   (ii)   shared power to vote or to direct the vote: Aspen:
                          648,096; AVA: 648,096; Cilento: 648,096; Crockett:
                          648,096; Ducros: 648,096; Ferguson: 648,096; Henos:
                          648,096 and Papantonis: 648,096.

                   (iii)  sole power to dispose or to direct the
                          disposition of: Aspen: 0; AVA: 0; Cilento: 0;
                          Crockett: 0; DuCros: 0; Ferguson: 0; Henos: 0 and
                          Papantonis: 0.


                   (iv) shared power to dispose or to direct the disposition of: Aspen: 648,096; AVA: 648,096; Cilento:
                          648,096; Crockett: 648,096; DuCros: 648,096; Ferguson:
                          648,096; Henos: 648,096 and Papantonis: 648,096.



Item (5).  Ownership of Five Percent or Less of a Class:
---------  ---------------------------------------------

           NOT APPLICABLE



Item (6).  Ownership of More Than Five Percent on Behalf of Another Person:
---------  ----------------------------------------------------------------

           NOT APPLICABLE.

Item (7).  Identification and Classification of the Subsidiary Which Acquired
---------  ------------------------------------------------------------------
           the Security Being Reported on by the Parent Company:
           -----------------------------------------------------

           NOT APPLICABLE.

Item (8).  Identification and Classification of Members of the Group:
---------  ----------------------------------------------------------

           NOT APPLICABLE.

Item (9).  Notice of Dissolution of Group:
---------  -------------------------------

           NOT APPLICABLE.

Item (10). Certification:
---------- --------------

           NOT APPLICABLE.

           Not filed pursuant to Rule 13d-1(b) OR 13d-1(c).

                              Page 11 of 15 pages

                                   SIGNATURE



  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 12, 1999             ASPEN VENTURE PARTNERS, L.P.


                                      By:  Aspen Venture Associates, L.P.

                                      By: /s/ Michael J.F. DuCros
                                          --------------------------------
                                          General Partner



                                      ASPEN VENTURE ASSOCIATES, L.P.


                                      By: /s/ Michael J.F. DuCros
                                          --------------------------------
                                          General Partner


                                                    *
                                          --------------------------------
                                          Alexander P. Cilento


                                                    *
                                          --------------------------------
                                          E. David Crockett



                                          /s/ Michael J.F. DuCros
                                          --------------------------------
                                          Michael J.F. DuCros


                                                    *
                                          --------------------------------
                                          Allan R. Ferguson


                                                    *
                                          --------------------------------
                                          Michael Henos


                                                    *
                                          --------------------------------
                                          Nicholas A. Papantonis


*By: /s/ Michael J.F. DuCros
     ----------------------------------
     Michael J.F. DuCros
     Attorney-in-Fact


________________________________________________________________________________

This Schedule 13G was executed by Michael J.F. DuCros pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.

                              Page 12 of 15 pages

                                   EXHIBIT I
                                   ---------

     Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Kofax Image Products, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 12, 1999            ASPEN VENTURE PARTNERS, L.P.


                                     By:  Aspen Venture Associates, L.P.


                                     By: /s/ Michael J.F. DuCros
                                         -----------------------------------
                                         General Partner



                                     ASPEN VENTURE ASSOCIATES, L.P.



                                     By: /s/ Michael J.F. DuCros
                                         -----------------------------------
                                         General Partner



                                                   *
                                         -----------------------------------
                                         Alexander P. Cilento



                                                   *
                                         -----------------------------------
                                         E. David Crockett



                                         /s/ Michael J.F. DuCros
                                         -----------------------------------
                                         Michael J.F. DuCros



                                                   *
                                         -----------------------------------
                                         Allan R. Ferguson


                              Page 13 of 15 pages

                                            *
                                  -------------------------------
                                  Michael Henos



                                            *
                                  --------------------------------
                                  Nicholas A. Papantonis


*By: /s/ Michael J.F. DuCros
     -------------------------
     Michael J.F. DuCros
     Attorney-in-Fact

________________________________________________________________________________

This Schedule 13G was executed by Michael J.F. DuCros pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.

                              Page 14 of 15 pages

                                                                      EXHIBIT II
                                                                      ----------
                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Allan R. Ferguson and Michael J.F. Du Cros, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

           IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.


                              /s/ Alexander P. Cilento
                              ------------------------------------
                              Alexander P. Cilento


                              /s/ E. David Crockett
                              ------------------------------------
                              E. David Crockett


                              /s/ Michael J.F. Du Cros
                              ------------------------------------
                              Michael J.F. Du Cros


                              /s/ Allan R. Ferguson
                              ------------------------------------
                              Allan R. Ferguson


                              /s/ Michael A. Henos
                              ------------------------------------
                              Michael A. Henos



                              /s/ Nicholas A. Papantonis
                              ------------------------------------
                              Nicholas A. Papantonis

                              Page 15 of 15 pages